Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522
TEL: (212) 735-3000 FAX: (212) 735-2000
www.skadden.com

May 21, 2020

8x8, Inc.
675 Creekside Way
Campbell, California

Re:    8x8, Inc.
Re: Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special United States counsel to 8x8, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") on the date hereof, relating to the registration by the Company of an aggregate of 500,000 shares (the "Plan Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), authorized for issuance pursuant to the 8x8, Inc. Third Amended and Restated 1996 Employee Stock Purchase Plan (the "Plan").
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)    the Registration Statement;
(b)    an executed copy of a certificate, dated the date hereof, of Matt Zinn, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer of the Company (the "Secretary’s Certificate");
(c)    a specimen certificate evidencing the Common Stock, certified pursuant to the Secretary’s Certificate;
(d)    a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of May 18, 2020, and certified pursuant to the Secretary’s Certificate;
(e)    a copy of the Company’s Amended and Restated By-Laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(f)    a copy of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate;
(g)    a copy of certain signed meeting minutes of stockholders of the Company, certified pursuant to the Secretary’s Certificate; and

(h)    a copy of the Plan.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the opinions stated herein, we have also assumed that (i) an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws).
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the "DGCL").
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP